Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 5, 2024, with respect to the consolidated financial statements of Cordyceps Sunshine Biotech Holdings Co., Ltd., for the year ended December 31, 2023, on Form 20-F/A of Cordyceps Sunshine Biotech Holdings Co., Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

October 28, 2024